LICENSE AGREEMENT

This Patent License Agreement (“the Agreement”) is effective this 12 day of May, 2010 between:

Marv Enterprises, LLC (“Owner”), having an address at P.O. Box 1332, Hermitage, Pennsylvania 16148; and

Premier Biomed, Inc. (“Licensee”), a Nevada corporation, having an office at:  1362 Springfield Church Rd., Jackson Center, Pa.  16133.

The parties intending to be legally bound agree as follows.

ARTICLE 1 — GRANT OF LICENSES

1.1  Grant.  Subject to the terms of this Agreement, Owner grants to Licensee exclusive, nontransferable licenses for the Applications and the Patents.

1.2  Duration.  Subject to the terms of this Agreement, all licenses granted herein:

a) under any Patents or Applications shall continue for the entire unexpired term of such patent or for as much of such term as the Owner has the right to grant.

1.3  Scope.  The licenses granted herein are licenses to:

a.	make, have made, use, lease, sell and import Licensed Products for the legal purposes of researching, developing, manufacturing, assembling, distributing, and selling the Licensed Products;
b.
make, have made, use and import machines, tools, materials and other instrumentalities, insofar as such machines, tools, materials and other instrumentalities are involved in or incidental to the research, development, manufacture, testing or repair of Licensed Products which are or have been made, used, leased, owned, sold or imported by the Licensee; and

c.
convey to any customer of the Licensee, with respect to any Licensed Product which is sold or leased to such customer, rights to use and resell such Licensed Product as sold or leased by Licensee (whether or not as part of a larger combination); provided, however, that no rights may be conveyed to customers with respect to any Invention which is directed to (i) a combination of such Licensed Product (as sold or leased) with any other product, (ii) a method or process which is other than the inherent use of such Licensed Product itself (as sold or leased), or (iii) a method or process involving the use of a Licensed Product to manufacture (including associated testing) any other product.

Licenses granted herein are solely for products in the form sold by the Licensee and are not to be construed either (i) as consent by the Owner to any act which may be performed by the Licensee, except to the extent impacted by a patent licensed herein to the Licensee, or (ii) to include licenses to contributorily infringe or induce infringement under U.S. law or a foreign equivalent thereof.

The grant of each license hereunder includes the right to grant sublicenses to Related Companies for so long as it remains a Related Companies.  Any such sublicense may be made effective retroactively, but not prior to the effective date hereof, nor prior to the sublicensee's becoming a Related Companies.

1.4  Ability to Provide Licenses.  Owner warrants that, upon execution hereof by him and as of the effective date hereof, there are no known commitments or restrictions which limit the licenses and rights which are purported to be granted hereunder by him.

1.5  Publicity.  Nothing in this Agreement shall be construed as conferring upon either party or its Related Companies any right to include in advertising, packaging or other commercial activities related to a Licensed Product, any reference to the other party (or any of its Related Companies), its trade names, trademarks or service marks in a manner which would be likely to cause confusion or to indicate that such Licensed Product is in any way certified by the other party hereto or its Related Companies.

1.6  Good Faith.  Licensee understands that this Agreement is not predicated on any specific grant of patent or trademark registration.  Owner shall have no liability for a failure to pursue or obtain any specific patent or trademark.

ARTICLE 2 — ROYALTY AND PAYMENTS

2.1  Royalty Calculation.  Licensee shall pay a royalty to Owner.

a.	Licensee shall pay Owner a royalty of 5% of Fair Market Value of:
i.	Licensed Product that is sold, leased or put into use by the Licensee or any Related Companies in the preceding calendar quarter; and
ii.	any service performed by Licensee or any Related Companies that directly or indirectly uses Licensed Product.
b.	This License does not include a minimum annual royalty payable by Licensee to Owner.

2.2  Accrual.

a.
Obligations to pay royalties shall survive termination of this License and the expiration of any Patent, except the accrual of royalties shall cease upon termination of this License or the expiration of the subject Intellectual Property.

b.
When a company ceases to be a Related Company of the Licensee, royalties which have accrued with respect to any products of such company, but which have not been paid, shall become payable with the Licensee's next scheduled royalty payment.

c.
Notwithstanding any other provisions, royalty shall accrue and be payable only to the extent that enforcement of the Licensee's obligation to pay such royalty would not be prohibited by applicable law.

2.3  Records and Adjustments.

a.
The Licensee shall keep full, clear and accurate records with respect to all Licensed Products and shall furnish any information which Owner may reasonably request from time to time to enable Owner to ascertain the proper royalty due on account of (a) Licensed Products sold, leased and put into use by the Licensee or any of its Related Companies, and (b) services performed by Licensee or any of its Related Companies that directly or indirectly uses Licensed Product.  Owner shall have the right through its accredited auditors to make an examination, during normal business hours, of all records and accounts bearing upon the amount of royalty payable to him.  Prompt adjustment shall be made to compensate for any errors or omissions disclosed by such examination.

b.
Independent of any such examination, Owner will credit to the Licensee the amount of any overpayment of royalties made in error only if Licensee identifies and fully explains in a written notice to Owner delivered within twelve (12) months after the due date of the payment which included such alleged overpayment, provided that Owner is able to verify, to its own satisfaction, the existence and extent of the overpayment.

c.
No refund, credit or other adjustment of royalty payments shall be made by Owner except as provided in this Section 2.3.  Rights conferred by this Section 2.3 shall not be affected by any statement appearing on any check or other document, except to the extent that any such right is expressly waived or surrendered by a party having such right and signing such statement.

2.4  Reports and Payments.

a.
Within thirty (30) days after the end of each quarterly period ending on March 31st, June 30th, September 30th, or December 31st, commencing with the quarterly period during which this Agreement becomes effective, the Licensee shall furnish to Owner at the address specified by Section 7.5 a statement certified by a responsible official of the Licensee showing in a manner acceptable to Owner:

i.
all Licensed Products which were sold, leased or put into use during such quarterly period by the Licensee or any of its Related Companies, the gross sales received for the Licensed Products, and the Fair Market Values of such Licensed Products;

ii.
all services performed by Licensee or any of its Related Companies that directly or indirectly used Licensed Product, the gross sales received by the services, and the Fair Market Value of such services;

iii.	the amount of royalty payable thereon, and
iv.	if no Licensed Product has been so sold, leased or put into use or if no services have been performed, the statement shall show that fact.
b.
Within such thirty (30) days, the Licensee shall pay in United States dollars to Owner at the address specified by Section 7.5 the royalties payable in accordance with such statement. Any conversion to United States dollars shall be at the prevailing rate for bank cable transfers as quoted for the last day of such quarterly period by leading United States banks in New York City dealing in the foreign exchange market.

c.
Overdue payments hereunder shall be subject to a late payment charge calculated at an annual rate of three percent (3%) over the prime rate or successive prime rates (as posted in New York City) during delinquency. If the amount of such charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum.

2.5  Intellectual Property Rights.  Owner shall have no obligation to license or assign any future patents, trademarks, or trade secrets except as specifically and explicitly granted by this Agreement.

2.6  Return of Royalty.  Except as provided by Section 2.3(b), Owner shall have no duty to return to Licensee any prior payments.

ARTICLE 3 – INTELLECTUAL PROPERTY PROSECUTION AND COSTS

3.1  Costs.  Licensee shall reimburse Owner for all IP Costs incurred on behalf of Licensee.  Licensee shall also be liable for pre-paid IP Costs incurred prior to the Effective Date of this Agreement, including the costs of provisional and non-provisional applications that are filed to preserve Intellectual Property.  Reimbursement for pre-paid IP Costs shall occur within 12 months of the Effective Date or within 3 months of the Effective Date, whichever is greater.

3.2  Extension of Application.  By written notice to Owner and at least ninety (90) days before the non-extendable due date for the filing of a national phase application of an Application, Licensee shall elect those countries or authorities in which it desires to file a patent application based on the Application.  Intellectual Property rights in an unelected country shall revert to Owner.

3.3  Notice to Licensee.  Before payment of any IP Cost, Owner shall notify Licensee for a time period being the lesser of (i) at least sixty (60) days before the IP Cost is due or (ii) as soon as is practicable after receiving knowledge of the IP Cost.  The notice will identify (i) the Application or Patent, (ii) the country, (iii) the reason for the IP Cost, and (iv) the Due Date for payment.  Licensee shall then affirm or deny payment.  Affirmation of payment must be received by Owner within fourteen (14) days of the mailing date of the notice or the Licensee shall be deemed to have denied payment.

a.	If Licensee affirms a payment, Licensee shall reimburse Owner for all IP Costs arising from the payment and shall then retain its license for the Application or Patent in that country.
b.
If Licensee denies payment, Licensee shall have no obligation to pay IP Costs associated with the Application or Patent in that country, but the license and all associated rights for that Application or Patent shall revert to Owner.

3.4  Reimbursement by Licensee.  Licensee shall prepay Owner for any affirmed IP Cost before payment is to be made by Owner.  Owner shall have no duty to pay an IP Cost for which Owner does not receive prepayment.  If Licensee does not pay Owner by the Due Date, the Application or Patent shall revert to Owner as if Licensee had denied payment under section 3.3(b).

3.5  Reversion of License.  If a reversion occurs under this Article, the license in that country in which reversion has occurred will be terminated, and Licensee shall have no further right in the Application or Patent for that country.  The right shall revert to Owner who will then have the right to pursue protection for the reverted Application or Patent.  Owner has no further duty to Licensee for a reverted Application or Patent.

ARTICLE 4 – DELETED

ARTICLE 5 – INDEMNIFICATION,VALIDITY, AND INSURANCE

5.1  Validity.  Licensee agrees that the Patents are valid and enforceable.

5.2  Enforceability.  Licensee and its Related Companies shall take no action, directly or indirectly, that challenges, contests, impairs, invalidates, or tends to impair or invalidate any of Owner's rights in the Patents.

5.3  Indemnification.  Licensee shall indemnify and hold harmless Owner, and its Member(s), officers, directors, managers, owners, employees, medical and professional staff, agents, successors, and assigns (“Indemnitee(s)”) to the fullest extent permitted by law in any Lawsuit by Licensee, Related Companies, or a third party (or third parties). Indemnification shall include any and all Litigation Costs. Licensee shall pay the Litigation Costs in advance of the final disposition of such action, suit, or proceeding, in accordance with Section 5.4 herein. Licensee shall require its sublicensees to indemnify, and hold harmless Owner and all Indemnitee(s) under the same terms as stated in this Article 5. Owner and its Member(s), officers, directors, managers, owners, employees, medical and professional staff, agents, successors, and assigns shall not be liable for any indirect, special, consequential, or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise. Owner and all Indemnitees shall not have any responsibilities or liabilities whatsoever with respect to Licensed Product(s).

5.4  Payment of Litigation Costs.  Litigation Costs shall be paid by Licensee promptly, in advance of the final disposition of any Lawsuit, and in any event within thirty (30) days, upon the written request of Owner, or any Indemnitee.  In the event Litigation Costs include a court ordered payment, Owner can submit the court order to Licensee and Licensee shall pay the court ordered payment to Owner.

5.5  Insurance Coverage.

a)     Beginning at the time and in each country where the Licensed Product or

Intellectual Property, or any modification thereof, process, or any service relating to, or developed pursuant to, this Agreement, is being clinically tested with human subjects, administered to humans, manufactured, or commercially distributed or sold, whichever comes first, by Licensee, an affiliate or agent of Licensee, or by a sublicensee, Licensee shall, at its sole cost and expense, procure and maintain in effect a policy or policies of comprehensive general liability insurance and shall name Owner  and each of  its Member(s), officers, directors, managers, owners, employees, professional staff, agents, successors, and assigns as additional insured parties.  Such comprehensive general liability insurance shall provide minimum comprehensive general liability coverage in amounts not less than ten million dollars ($10,000,000) per incident and ten million dollars ($10,000,000) annual aggregate for death, personal injury, bodily injury, illness or property damage. Further, coverage shall protect at least against acts of Licensee’s employees and officers; injuries to the public resulting from faulty products or services; contractual agreements under which liability of others is assumed; comprehensive general liability; and broad form contractual liability coverage for Licensee's indemnification obligations under Article 5 of this Agreement. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and shall be placed with carriers with ratings of at least A- as rated by A.M. Best. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under this Agreement.

b.
Licensee shall provide Owner with written evidence of such insurance and related endorsements upon request of Owner.  Licensee shall provide Owner with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Owner shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

c.
Licensee shall maintain such comprehensive general liability insurance and products liability insurance beyond the expiration or termination of this Agreement during  the period that any Licensed Product is being commercially distributed or sold by Licensee, an affiliate or agent of Licensee, or by a sublicensee and a reasonable period after the period referred to above, which in no event shall be less than fifteen (15) years.

ARTICLE 6 — TERMINATION AND LEGAL FEES

6.1  Breach.  In the event of a breach of this Agreement by either party, the other party may, in addition to any other remedies that it may have, at any time terminate all licenses and rights granted by it hereunder by not less than one (1) month’s written notice specifying such breach, unless within the period of such notice all breaches specified therein shall have been remedied.  The failure of a party to notify a breaching party shall not be considered a waiver.

6.2  Insolvency or Dissolution.  Owner, at its sole discretion, may terminate this Agreement if:

a.	Licensee becomes insolvent, declares bankruptcy, has a petition in bankruptcy filed for or against it, or fails to make any payment required by this Agreement within thirty (30) days of its due date;
b.	Licensee dissolves or attempts to dissolve either voluntarily or involuntarily;
c.	Licensee becomes a wholly owned subsidiary of another business entity and Owner’s written consent is not first obtained;
d.	Licensee has a corporate merger with another business entity and Owner’s written consent is not first obtained; or
e.
There is a liquidation, dissolution, or winding up of Licensee. A reorganization or other consolidation, or merger of Licensee with or into another Corporation or entity shall be deemed to be a liquidation, dissolution or winding up of Licensee and this license Agreement will terminate if the prior written consent of Owner has not been obtained.

6.3  Stock.  Owner may terminate this Agreement if Licensee devalues or attempts to devalue the stock, including any class of stock, or any stock options, or warrants (collectively, the “Stock”) that is ever, or was ever, issued by Licensee to Owner, or any of Owner’s Member(s).  Devalue means (a) cancelling the Stock, (b) impairing the right to sell or leverage the Stock, or (c) implementing a reverse split of Licensee’s common shares or any other class of Licensee’s stock, if Owner has not provided its written consent.  Further, until six (6) months from the effective date of this Agreement, no share of capital stock of Licensee, option or warrant for any such share, right to subscribe to or purchase any such share, or security convertible into, or exchangeable or exercisable for, any such share, shall be issued or sold by the Licensee, with the exception of Licensee corporate transactions with respect to which written consent has been received from Owner; and nonperformance of this covenant by Licensee will be a material breach of this Agreement.

6.4  Effect of Termination.  Upon any termination of this Agreement:

a.	all rights shall immediately revert to Owner free of any lien, security interest, or other encumbrance;
b.	Licensee may, for up to 60 days continue to sell and offer for sale its remaining inventory of Licensed Products, and on the 61st day destroy or offer for sale to Owner such remaining inventory;
c.	Licensee shall pay royalties per Article 2, and shall pay all royalties within 90 days of the termination date;
d.
Licensee shall provide Owner with all copies of research data, records, notes, memorandum, and reports that were obtained from research or development efforts arising from the Applications, Patents, Intellectual Property, or Licensed Product.

6.5  Dispute Costs.  In the event of a dispute between Owner, or any of its Member(s), and Licensee, Licensee shall pay any and all costs and expenses arising from the dispute.  Dispute costs can include, but are not limited to, attorneys’ fees and costs, prosecution fees, travel expenses, court costs, fines, penalties, expert witness fees, and any settlement. Such costs and expenses shall be paid by Licensee promptly, in advance of the final disposition of such dispute, and in any event within thirty (30) days, upon the written request of Owner or any of Owner’s Member(s).

6.6  Public Company.  Owner has the option of terminating this Agreement if Licensee’s stock is not publically traded on the open market on a financial exchange by October 30, 2011 and/or does not continue to be publicly traded on the open market on a financial exchange as of October 30, 2011.  This termination option shall survive for so long as this condition persists.

6.7  Duty of Diligence.  Licensee shall exercise reasonable diligence to affect the introduction of Licensed Products into the commercial market.  Licensee further agrees to ensure proper, safe, fair, lawful and reasonable development and exploitation of the commercial market for Licensed Products.  Failure of Licensee to materially comply with the provisions of this paragraph shall be considered a material breach of this Agreement.

6.8  Premier Biomed, Inc. Litigation. Should Licensee, or any of its Directors or Officers, by reason of the fact that he or she is a Director or Officer of Licensee, become a party to an action, litigation or arbitration with another corporation, business entity, or involving a Court Appointed Receiver; or become the subject of any Securities and Exchange Commission action, prior to March 1, 2013, this License Agreement may be terminated at the option of Owner.

ARTICLE 7 — MISCELLANEOUS PROVISIONS

7.1  Disclaimer.  Owner does not make any representations, extend any warranties of any kind, assume any responsibility or obligations whatever, or confer any right by implication, estoppel or otherwise, other than the licenses, rights and warranties herein expressly granted.  Owner makes no warranties whether express, implied or statutory, written or oral.

Owner expressly DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.  Owner also disclaims any warranty arising from (a) a claim against an Application or Patent, or (b) a course of dealing or trade usage.

7. 2   Representations, Warranties, and Agreements by Licensee.

a.
Licensee is a corporation duly organized, validity existing and in good standing under the laws of Nevada with full power and authority to own, lease, use, and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.  Licensee has all requisite corporate power and authority to enter into and perform this Agreement and to consummate and effect the transactions contemplated by this Agreement.

b.
All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority required on the part of Licensee in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of any stock to Owner, or the consummation of any other transactions contemplated hereby shall have been obtained.

c.
Subject to and in accordance with Security and Exchange Commission regulations, and other legal regulations and laws, Licensee will support the timely removal of the restriction on the shares of Licensee stock that Owner may own, or any Member may own. Licensee, at Licensee’s expense, will make a reasonable effort to provide within ten business days of Owner’s request, or any Member’s request, an opinion of corporate counsel and any other documentation that may be required to remove the restriction in accordance with applicable laws and regulations.  Licensee will not in any way inhibit the lawful transfer of the Licensee stock held by Owner, or by any Member, manager, consultant, or employee of Owner.

d.	Licensee agrees that as of October 30, 2011, and continuing thereafter, to at all times:
1.
make and keep public information available to its stockholders, as those terms are understood and defined in SEC Rule 144, after 90 days after the effective date of the first registration filed by Licensee for an offering of its securities to the general public, and Licensee will provide this current information no later than October 30, 2011; and

2.
file with the SEC in a timely manner all reports and other documents required of Licensee under the Securities  and  Exchange Act (at any time after Licensee has become subject to such reporting requirements).

e.
Licensee represents and warrants that there will be no reverse or forward stock split to the corporate shares of Licensee, including all classes of shares of Licensee, without first obtaining the written consent of Owner.

f.
  The representations and warranties of Licensee, contained in this Agreement, shall have been true in all material respects when made, and, in addition, shall be true and correct in all material respects as of the Effective Date, and except for changes contemplated and permitted by this Agreement, with the same force and effect as if made as of the Effective Date.

7.3   DELETED

7.4  Nonassignability.  The parties have entered into this agreement in contemplation of personal performance, each by the other, and intend that the licenses and rights granted hereunder to a party not be extended to entities other than such party's Related Companies without the other party's express written consent. All of Owner's rights, title and interest in this agreement and any licenses and rights granted to it hereunder may be assigned to any direct or indirect successor to the business of Owner, which successor shall thereafter be deemed substituted for Owner as the party hereto, effective upon such assignment; but neither this agreement nor any licenses or rights hereunder shall be otherwise assignable or transferable (in insolvency proceedings, by reason of a corporate merger, or otherwise) by either party without the express written consent of the other party.

7.5  Addresses/Accounts.  Any notice, payments, or other communication shall be sufficiently given to a party when sent by:

a.	Certified mail or overnight courier to the address written above.
b.	Facsimile to Owner at______________ or to Licensee at___________________.
c.	Email to Owner at______________ or to Licensee at___________________.

A party may change its address, facsimile number, or email address only by express written notice to the other party.

7.6  Taxes.  Licensee shall pay any tax and any related interest or penalty, however designated, imposed as a result of the existence or operation of this Agreement, including any tax which the Licensee is required to withhold or deduct from payments to Owner, except any income tax imposed upon Owner by the United States or any governmental entity within the United States.  Licensee shall furnish Owner with such evidence as may be required by United States taxing authorities to establish that any such tax has been paid.

7.7  Choice of Law.  Any dispute arising with respect to this Agreement shall be construed according to the law, exclusive of its conflict of law provisions, of the state in which the Owner is domiciled at the time the complaint is filed.  If such state cannot be determined, the law of the Commonwealth of Pennsylvania, exclusive of conflict of law provisions, shall govern this Agreement.

7.8  Integration.  This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them. Neither party shall be bound by any warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or in a writing signed with or subsequent to execution hereof by an authorized representative of the party to be bound thereby.

7.9  Outside the United States

a.
There are countries in which the owner of an invention is entitled to compensation, damages or other monetary award for another's unlicensed manufacture, sale, lease, use or importation involving such invention prior to the date of issuance of a patent for such invention but on or after a certain earlier date, hereinafter referred to as the invention's “protection commencement date.” For the purposes of this agreement, an invention which has a protection commencement date in any such country shall be deemed to have had a patent issued therefor in such country on such date.

b.
There may be countries in which the Licensee may have, as a consequence of this Agreement, rights against an infringer of a Licensed Product. Licensee hereby waives any such right it may have by reason of any third party’s infringement or alleged infringement of Intellectual Property.

c.
Licensee agrees to register or cause to be registered, to the extent required by applicable law, and without expense to Owner, any agreements wherein sublicenses are granted by it under the Applications or Patents.  Licensee waives any and all claims or defenses, arising by virtue of the absence of such registration, that might otherwise limit or affect its obligations to Owner.

7.10  Counterparts.  This Agreement is executed in one or more counterparts as the parties deem desirable, each of which shall be deemed an original, but all of which shall constitute the same instrument.  No action or suit shall require the production of all such copies.

7.11  Export Control Laws.  Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Product(s), and related technical data, to foreign countries, including, without limitation, export administration regulations.

7.12  Licensee Able to Perform.  Licensee has had full disclosure and had opportunity to do due diligence to the extent it determined to be necessary and reasonable in regard to the Owner's Applications, Patent(s), Licensed Product(s), technology and business.  Licensee acknowledges that Owner has made no representation other than is contained herein.  Licensee represents that it is capable of researching, developing, obtaining regulatory approvals, and manufacturing the Licensed Products, and is aware of the difficulties inherent in the regulatory aspects, research, development, manufacturing, sale and distribution of  the licensed products.  Licensee acknowledges that Owner shall have no liability in regard to Licensee's success or failure of the anticipated sales or sublicense.

7.13  Confidentiality.  Except as otherwise agreed in writing or as required by government statute or court order, Licensee shall not appropriate, use or disclose, directly or indirectly, for its own benefit or otherwise, any information, materials, trade secrets, documents, correspondence, or other tangible or intangible property of Owner, to which it shall have obtained access hereunder or in contemplation of this Agreement, or which shall otherwise in any way relate to the Intellectual Property.  Any of the aforesaid which is or comes into the possession of Licensee shall be held in trust for Owner and remain the sole and exclusive property of Owner, subject to the rights of License by Licensee as provided herein. The provisions of this Paragraph shall survive the termination of this Agreement.

7.14  No Joint Venture.  The parties acknowledge that nothing set forth in this Agreement nor the transactions contemplated herein shall constitute a joint venture, partnership, agency or any relationship other than Licensee as a licensee and Owner as a licensor of the Intellectual Property.

7.15  Unauthorized Use.  Licensee agrees to notify Owner immediately and in writing of all circumstances surrounding the unauthorized possession or use of the Intellectual Property by any entity including, but not limited to, an individual, governmental authority, corporation, limited liability company, partnership, or trust.  Owner shall have the sole right and discretion to institute and prosecute a claim against any third party for infringement of Intellectual Property.  This Agreement imposes no duty on Owner to file any claim.

7.16  Severability.  If any term or provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remainder of the provisions shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and the parties shall endeavor to replace such invalid or unenforceable portion with a similar but valid and enforceable provision.

7.17  Force Majeure.  No party shall be deemed to be in default of any provision of this Agreement, or for any failure in performance, resulting from acts or events beyond the reasonable control of such party, including acts of God, acts of civil or military authority, civil disturbance, war, strikes, natural catastrophes or other “force majeure” events.

7.18  Headings. The headings of the paragraphs of this Agreement are inserted for convenience   only and shall not constitute a part hereof.

IN WITNESS WHEREOF, each of the parties has caused this agreement to be executed in duplicate originals by its duly authorized representatives on the Effective Date written above.

Altman Enterprises LLC Premier Biomed, Inc.

Signature:	/s/ Mitchell S. Felder	Signature:	/s/ William A. Hartman
Name:	Mitchell S. Felder, M.D.	Name:	William A. Hartman
Title:	Member	Title:	President/CEO

APPENDIX

“Applications” means:

a.	PCT/US2009/064008, entitled Utilization of Stents for the Treatment of Blood Borne Carcinomas;
b.	PCT/US2010/027474, entitled Sequential Extracorporeal Treatment of Bodily Fluids;

and

all applications of the United States and foreign countries that claim priority to the above PCT applications, including any non-provisionals, continuations, continuations-in-part, divisions, reissues, re-examinations or extensions thereof.

“Due Date” means a date set by the Owner that would permit it a reasonable time period to respond to an official action.  The Due Date will be at least two (2) business days before any official due date exclusive of any permitted extensions of time.

“Effective Date” means the date indicated as the effective date at the top of page 1 of this Agreement.

“Fair Market Value” means, with respect to any Licensed Product sold, leased or put into use, the Selling Price actually obtained in an arm’s length transaction for a product comprising a Licensed Product in the form in which the product is sold, whether or not assembled and without excluding any components or subassemblies thereof which are included in such Selling Price.  “Selling price" shall exclude:

a.	usual trade discounts actually allowed to unaffiliated persons or entities;
b.	packing costs;
c.	costs of transportation and transportation insurance; and
d.	import, export, excise, sales and value added taxes, and custom duties.

“Intellectual Property” means any and all Applications, Patents, copyrights and trade secrets, that are owned in whole or in part by Owner and arise from the Application or Patent.

“IP Cost” means any and all expenses arising from obtaining or maintaining Intellectual Property in the U.S. and foreign countries, including, but not limited to, government fees, attorneys’ fees, translation fees, maintenance fees, annuities, penalties, and interests.

“Lawsuit” means any action at law or equity, including, but not limited to, any and all claims for death, illness, personal injury, property damages, damages, expenses, losses, costs, and improper business practices, arising from or related to:

a.	the manufacture, use, license, sublicense, research, sale, offer for sale, other disposition of the Intellectual Property, or regulatory action involving the Intellectual Property;
b.	any challenge by a third party to the ownership or other rights of Owner in the Intellectual Property; or
c.	Owner or any Member being made a party or threatened to be made a party to, or otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (i) by reason of the fact that Owner, or any Member, is or was affiliated with the Intellectual Property, or (ii) by reason of the fact that a Member, employee, or agent of Owner is or was serving at the request of Licensee as a director, officer, employee, consultant, manager, representative, or agent of Licensee or other business entity or enterprise.

“Licensed Product” means any product that incorporates the Intellectual Property.

“Litigation Cost(s)” means any and all expenses, losses, and liabilities, arising from a Lawsuit, including, but not limited to, prosecution fees, attorneys’ fees,  and expenses, loss of anticipated royalties or profits, any other business losses, litigation fees, fines, penalties, interests, travel expenses, court costs, expert witness fees, settlements, judgments, personal injuries, costs of collection,and government fees.

“Member(s)” means a member, an owner, or co-owner of Owner.

“Patents” means all patents (including utility models but excluding design patents and design registrations) issued in any country that (a) claim substantially the same subject matter as at least one Application and (b) claim priority to that Application.

“Related Companies” means (a) a subsidiary of the Licensee of which Licensee owns more than 80% of the subsidiary’s outstanding common stock, and (b) any other company so designated in a writing signed by Owner and the Licensee.